UNDER ARMOUR COMPLETES SALE OF
THE MYFITNESSPAL PLATFORM TO FRANCISCO PARTNERS

BALTIMORE, Dec. 18, 2020 – Under Armour, Inc. (NYSE: UA, UAA), a global leader in branded athletic performance apparel, footwear and accessories, today announced that it has completed the sale of the MyFitnessPal platform to Francisco Partners.

This announcement follows the October 30, 2020 news release in which Under Armour detailed that it had entered into a definitive agreement with Francisco Partners regarding the sale of this business for a transaction value of $345 million, inclusive of the achievement of potential earn-out payments. Debt financing for the transaction was provided by MidCap Financial.

About Under Armour, Inc.

Under Armour, Inc., headquartered in Baltimore, Maryland, is a leading inventor, marketer and distributor of branded athletic performance apparel, footwear and accessories. Designed to help advance human performance, Under Armour's innovative products and experiences are engineered to make athletes better. For further information, please visit http://about.underarmour.com.

# # #

Under Armour Contacts:
Lance Allega	Blake Simpson
SVP, Investor Relations & Corporate Development	SVP, Global Communications, Community Impact & Events
(410) 246-6810	(443) 630-9959